EXHIBIT 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Squirrel Enlivened International Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security (9)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees To Be Paid	Equity	Ordinary Shares	457(f)	2,547,989(2)	11.83(3)	30,142,709.87	0.00015310	4,614.85
Fees To Be Paid	Equity	Ordinary Shares	457(f)	2,687,025(4)	11.83(3)	31,787,505.75	0.00015310	4,866.67
Fees To Be Paid	Equity	Ordinary Shares	457(f)	1,900,000(5)	0.0591(6)	112,290.00	0.00015310	17.19
Fees To Be Paid	Equity	Warrants	457(g)	7,592,750(7)	-(8)	-	-	-
		Total Offering Amounts				$62,042,505.62		$9,498.71
		Total Fees Previously Paid						$-
		Net Fee Due						$9,498.71

(1)

All securities being registered will be issued by Squirrel Enlivened International Co., Ltd, a Cayman Islands exempted company limited by shares (“PubCo”). In connection with the business combination described in this registration statement and the enclosed proxy statement/prospectus (the “Business Combination”), pursuant to which, among other things, (a) Squirrel Enlivened Technology Co., Ltd, a Cayman Islands exempted company limited by shares (“HoldCo”) will merge with and into PubCo in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”), whereupon the separate existence of HoldCo will cease, and PubCo will be the surviving company (the “Reorganization”), and (b) at least one (1) business day after the closing of the Reorganization (the “Reorganization Closing”), Squirrel Enlivened Overseas Co., Ltd, a Cayman Islands exempted company limited by shares (“Merger Sub”) will merge with and into Horizon Space Acquisition I Corp., a Cayman Islands exempted company (“HSPO”) in accordance with the Cayman Companies Act, whereupon the separate existence of Merger Sub will cease, and HSPO will be the surviving company (the “Merger”). As a result of the Reorganization and the Merger, among other things, (a) all of the issued and outstanding securities of HoldCo immediately prior to the filing of the plan of merger with respect to the Reorganization (the “Plan of Reorganization”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Reorganization (the “Reorganization Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive a certain number of securities of PubCo as described below, and (b) all of the issued and outstanding securities of HSPO immediately prior to the filing of the plan of merger with respect to the Merger (the “Plan of Merger”) to the Registrar of Companies of the Cayman Islands, or such later time as may be specified in the Plan of Merger (the “Merger Effective Time”) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws.

(2)

Represents (i) 1,857,989 PubCo Ordinary Shares issuable upon the conversion of 1,857,989 HSPO Public Shares and (ii) 690,000 PubCo Ordinary Shares issuable upon the conversion of 6,900,000 HSPO Rights. Upon the consummation of the Business Combination, all HSPO Units will be separated into their component securities, which will be exchanged for equivalent securities of PubCo as described in the proxy statement/prospectus included herein.

(3)

Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act, calculated based on the average of the high ($11.89) and low ($11.77) price of HSPO Ordinary Shares on the Nasdaq Capital Market on March 31, 2025, which is within five business days prior to the date of the first public filing of the registration statement on Form F-4.

(4)

Represents (i) 1,725,000 PubCo Ordinary Shares issuable upon the conversion of 1,725,000 Founder Shares, (ii) up to 424,325 PubCo Ordinary Shares, consisting of 385,750 PubCo Ordinary Shares issuable upon the conversion of 385,750 Private Shares and 38,575 PubCo Ordinary Shares issuable upon the conversion of 385,750 HSPO private rights, (iii) up to 330,000 PubCo Ordinary Shares, consisting of 300,000 PubCo Ordinary Shares issuable upon the conversion of 300,000 Working Capital Loan shares and 30,000 PubCo Ordinary Shares issuable upon the conversion of 300,000 Working Capital Loan rights, (iv) 7,700 PubCo Ordinary Shares, consisting of 7,000 PubCo Ordinary Shares issuable upon the conversion of 7,000 extension loan shares and 700 PubCo Ordinary Shares issuable upon the conversion of 7,000 extension loan rights, and (v) 200,000 PubCo Ordinary Shares issuable upon conversion of 200,000 Representative Shares.

(5)	Represents 1,900,000 PubCo Ordinary Shares issuable to Yiming Ma and Richard Huang, two shareholders of Squirrel HoldCo.

(6)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. PubCo is a private company with no market existing for its securities. Therefore, the proposed maximum aggregate offering price is the book value of such PubCo’s securities expected to be exchanged in the Business Combination and registered herewith.

(7)

Represents (i) 6,900,000 PubCo Ordinary Shares underlying 6,900,000 PubCo Warrants upon the conversion of 6,900,000 HSPO public warrants, (ii) up to 385,750 PubCo Ordinary Shares underlying 385,750 PubCo Warrants upon the conversion of 385,750 Private Warrants, (iii) up to 300,000 PubCo Ordinary Shares underlying 300,000 PubCo Warrants upon the conversion of 300,000 Working Capital Loan warrants, and (iv) up to 7,000 PubCo Ordinary Shares underlying 7,000 PubCo Warrants upon the conversion of 7,000 extension loan warrants.

(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the PubCo Warrants and the entire fee is allocated to the underlying PubCo Ordinary Shares.

(9)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.